Press Release

Hythiam Contact:	Investment Community:
Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Alison Ziegler Cameron Associates (212) 554-5469 alison@cameronassoc.com

HYTHIAM, INC. APPROVED FOR LISTING ON NASDAQ NATIONAL MARKET;
COMPANY’S COMMON STOCK TO TRADE UNDER THE SYMBOL HYTM

LOS ANGELES, CA—March 4, 2005— Hythiam, Inc. (AMEX: HTM), a healthcare services management company that delivers to treatment providers both proprietary administrative services and physiological protocols designed to treat addiction, announced the approval of its application for listing on The NASDAQ National Market. The Company’s common stock will begin trading on The NASDAQ National Market on Tuesday, March 8, 2005 under the symbol HYTM.

About HANDS™
Hythiam’s HANDS™ Protocols are designed for use by healthcare providers to treat those diagnosed with dependencies to alcohol, cocaine, methamphetamine and other addictive stimulants, as well as combinations of these drugs. The HANDS™ Protocols include medically supervised procedures designed to target receptor sites in the brain that regulate neurotransmitters implicated in brain processes of substance dependency. Changes in the neurochemistry of the brain underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. The HANDS™ Protocols also provide for a maintenance program that includes medications and incentives for patients to continue with the recovery process through individualized continuing care programs. As a result, the HANDS Protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About Hythiam, Inc.
Hythiam, Inc. is a healthcare services management company, focused on delivering solutions for those suffering from alcoholism and addiction. Hythiam researches, develops, licenses and commercializes innovative physiological treatment protocols. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, clinical services, marketing and sales support, and outcomes tracking methodologies for data analysis. For further information please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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